As filed with the Securities and Exchange Commission on June 12, 2001.
                                                    Registration No. 333-_______
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                       SECURITIES AND EXCHANGE COMMISSION
                       ----------------------------------
                            Washington, D.C.  20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           BAXTER INTERNATIONAL INC.
                           -------------------------
             (Exact name of registrant as specified in its charter)
       Delaware                                         36-0781620
-------------------------------             ------------------------------------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)
                              One Baxter Parkway
                           Deerfield, Illinois 60015
                                (847) 948-2000
   -------------------------------------------------------------------------
   (Address, including zip code of registrant's principal executive offices)

         Baxter International Inc. 2001 Incentive Compensation Program
            Baxter International Inc. 2001 Global Stock Option Plan
                           (Full title of the Plans)
   -------------------------------------------------------------------------

                                Jan Stern Reed
               Corporate Secretary and Associate General Counsel
                           Baxter International Inc.
                              One Baxter Parkway
                           Deerfield, Illinois 60015
                                (847) 948-2000
   -------------------------------------------------------------------------
                     (Name, address, and telephone number,
                  including area code, of agent for service)

                                                  CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------
Title of                                Amount to be       Proposed maximum           Proposed maximum            Amount of
securities to be registered             registered (1)     offering price per share   aggregate offering price    registration fee
-----------------------------------------------------------------------------------------------------------------------------------
2001 Incentive Compensation
Program
  Common Stock, $1 par value per       20,000,000 shares             $49.495 (3)              $989,900,000            $247,475
   share, including Preferred
   Stock Purchase Rights (2)
-----------------------------------------------------------------------------------------------------------------------------------

2001 Global Stock Option Plan
  Common Stock, $1 par value per        8,820,000 shares             $45.515 (4)              $401,442,300            $100,361
   share, including Preferred
   Stock Purchase Rights (2)
-----------------------------------------------------------------------------------------------------------------------------------
Total                                  28,820,000,shares                                                              $347,836
-----------------------------------------------------------------------------------------------------------------------------------

(1) This Registration Statement also covers Common Stock of the Registrant to be issued pursuant to the anti-dilution provisions of the 2000 Incentive Compensation Program and 2001 Incentive Compensation Program.

(2) Rights initially are carried and traded with the Common Stock. The value attributable to the Rights, if any, is reflected in the market price of the Common Stock.

(3) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h), based upon the average of the high and low prices of the Common Stock reported by the New York Stock Exchange on June 11, 2001.

(4) Pursuant to Rule 457(h), computed on the basis of the exercise price of the outstanding options granted under the Baxter International Inc. 2001 Global Stock Option Plan. The exercise price of the outstanding options is $45.515 per share.

                                    PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

Baxter International Inc. (the "Registrant") incorporates herein by reference the following documents, as filed with the Commission:

  (a) The Registrant's Annual Report on Form 10-K for the year ended December 31, 2000;

  (b) The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

  (c) The Registrant's current reports on Form 8-K filed on February 28, 2001, May 1, 2001, and May 22, 2001; and

  (d) The description of the Registrant's Common Stock which is contained in the registration statement filed with the Commission under Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act"), including any subsequent amendment or any report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents.

Item 4.  Description of Securities.

The Registrant's Common Stock is registered under Section 12 of the Exchange Act. The Registrant also has Preferred Stock Purchase Rights which are registered under the Exchange Act and are attached to each share of Common Stock at this time.

Item 5.  Interests of Named Experts and Counsel.

The validity of the shares of Common Stock offered hereby has been passed upon for the Registrant by Thomas J. Sabatino, Jr., Senior Vice President and General Counsel of the Registrant. Mr. Sabatino is an officer of the Registrant and beneficially owns shares of Common Stock and holds options to purchase additional shares of Common Stock.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law ("DGCL") provides that the Registrant may, and in some circumstances must, indemnify the directors and officers of the Registrant against liabilities and expenses incurred by any such person by reason of the fact that such person was serving in such capacity, subject to certain limitations and conditions therein set forth. The Registrant's Restated Certificate of Incorporation, as amended, provides for indemnification of the Registrant's directors, officers, employees and other agents to the extent and under the circumstances permitted by the DGCL. The Registrant has also entered into agreements with its directors and officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent permitted by law.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits

See the exhibit index immediately preceding the exhibits to this Registration Statement.

Item 9.  Undertakings.

      (a) The Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The Registrant further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the Securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deerfield, State of Illinois, on June 12, 2001.

                                         BAXTER INTERNATIONAL INC.


                                         By:  /S/ Jan Stern Reed
                                              --------------------
                                              Jan Stern Reed
                                              Corporate Secretary


Each person whose signature appears below constitutes and appoints Harry M. Jansen Kraemer, Jr. and Jan Stern Reed, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities And Exchange Commission, granting unto such attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying all that such attorneys-in-fact and agents, or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement, has been signed below by the following persons in the capacities indicated on June 12, 2001.

SIGNATURE                                 TITLE


/S/ Harry M. Jansen Kraemer, Jr.      Chairman of the Board of Directors and
---------------------------------
Harry M. Jansen Kraemer, Jr.          Chief Executive Officer
                                      (Principal Executive Officer)


/S/ Brian P. Anderson                 Senior Vice President and
---------------------------------
Brian P. Anderson                     Chief Financial Officer
                                      (Principal Financial Officer and Principal
                                       Accounting Officer)


/S/ Walter E. Boomer                  Director
---------------------------------
Walter E. Boomer


/S/ Pei-yuan Chia                     Director
---------------------------------
Pei-yuan Chia


/S/ John W. Colloton                  Director
---------------------------------
John W. Colloton

/S/ Susan Crown                       Director
---------------------------------
Susan Crown


/S/ Brian D. Finn                     Director
---------------------------------
Brian D. Finn


/S/ Martha R. Ingram                  Director
---------------------------------
Martha R. Ingram


/S/ Arnold J. Levine                  Director
---------------------------------
Arnold J. Levine


/S/ Thomas T. Stallkamp               Director
---------------------------------
Thomas T. Stallkamp


/S/ Monroe E. Trout                   Director
---------------------------------
Monroe E. Trout


/S/ Fred L. Turner                    Director
---------------------------------
Fred L. Turner

                                 EXHIBIT INDEX



Exhibit Number                           Description
--------------                           ------------


 5                             Opinion of Thomas J. Sabatino, Jr.

15                             Awareness Letter of PricewaterhouseCoopers LLP

23.1                           Consent of PricewaterhouseCoopers LLP

23.2                           Consent of Thomas J. Sabatino, Jr.
                               (included in Exhibit 5)

24                             Powers of Attorney
                               (included in signature page to this
                               Registration Statement)

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